EXHIBIT 99.1
Blue Hills Bancorp, Inc. Declares Quarterly Cash Dividend

NORWOOD, Mass., May 16, 2018--(GLOBE NEWSWIRE)-Blue Hills Bancorp, Inc. (the "Company") announced that its Board of Directors declared a quarterly cash dividend of $0.15 per common share. The dividend will be payable on June 13, 2018, to stockholders of record as of May 30, 2018.

ABOUT BLUE HILLS BANCORP
Blue Hills Bancorp, Inc., with corporate headquarters in Norwood, MA, had assets of $2.7 billion at March 31, 2018 and operates 11 retail branch offices in Boston, Dedham, Hyde Park, Milton, Nantucket, Norwood, West Roxbury, and Westwood, Massachusetts. Blue Hills Bank is a full service, community bank with its main office in Hyde Park, Massachusetts. The Bank's three branches in Nantucket, Massachusetts operate under the name, Nantucket Bank, a division of Blue Hills Bank. The Bank provides consumer, commercial and municipal deposit and loan products in Eastern Massachusetts through its branch network, loan production offices and eCommerce channels. The Bank offers commercial business and commercial real estate loans in addition to cash management services and commercial deposit accounts. The Bank also serves consumers through a full suite of consumer banking products including checking accounts, mortgage loans, equity lines of credit and traditional savings and certificate of deposit accounts. The Bank has invested substantially in online technology including online account opening and funding, online mortgage applications, online banking, mobile banking, bill pay and mobile deposits. Blue Hills Bank has been serving area residents for over 145 years. For more information about Blue Hills Bank, visit www.bluehillsbank.com.

Media and Investor Contact:
William Parent, 617-360-6520